                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                          WEST SUBURBAN BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                      WEST

                                    SUBURBAN

                                    BANCORP,

                                      INC.

                                      1999

                                 NOTICE OF 1999
                                 ANNUAL MEETING
                                      AND
                                 PROXY STATEMENT

    [LOGO]                  WEST SUBURBAN BANCORP, INC.
                              711 SOUTH MEYERS ROAD
                             LOMBARD, ILLINOIS 60148

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 1999




To the Shareholders of West Suburban Bancorp, Inc.

Notice is hereby given that the Annual Meeting of Shareholders of West Suburban Bancorp, Inc., an Illinois corporation ("West Suburban"), the parent bank holding company of West Suburban Bank, Lombard, Illinois (the "Bank," and together with West Suburban, the "Company") will be held on Wednesday, May 12, 1999, at 8:00 A.M. local time, at West Suburban's headquarters located at 711 South Meyers Road, Lombard, Illinois 60148, for the purpose of considering and acting upon:

         1.   the election of five directors of West Suburban;

         2. the ratification of the engagement of Crowe, Chizek and Company LLP as the independent auditors of the Company for the year ending December 31, 1999; and

         3. such other business as may properly come before the meeting or any adjournment or postponements thereof.

The Board of Directors has set the close of business on March 15, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The transfer books of West Suburban will not be closed.

                                 By Order of the Board of Directors,

April 16, 1999
Lombard, Illinois
                                 /s/ Kevin J. Acker
                                 -------------------------------
                                 Kevin J. Acker
                                 Chairman of the Board



                             YOUR VOTE IS IMPORTANT.
                        PLEASE SIGN, DATE AND RETURN THE
                          ACCOMPANYING PROXY PROMPTLY.

    [LOGO]                 WEST SUBURBAN BANCORP, INC.

                                PROXY STATEMENT

These proxy materials are furnished in connection with the solicitation by the Board of Directors of West Suburban Bancorp, Inc. ("West Suburban") of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 12, 1999, at 8:00 A.M. local time, at West Suburban's headquarters located at 711 South Meyers Road, Lombard, Illinois 60148, and any adjournment or postponement thereof.

The Board of Directors would like to have all shareholders represented at this year's Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to complete, date and sign your proxy, then return it to West Suburban in the accompanying envelope. No postage needs to be affixed if mailed in the United States. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting. Unless revoked prior to its exercise, any proxy given pursuant to this solicitation will be voted at the Annual Meeting.

The Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed form of proxy will first be mailed to the shareholders of West Suburban on or about April 16, 1999. Your proxy is solicited by the Board of Directors and the cost of the solicitation, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of common stock of West Suburban, will be paid by West Suburban. Additionally, proxies may be solicited by personal interview, telephone or telegram by the officers, employees or directors of West Suburban or its subsidiary, none of whom will receive any compensation for such solicitation in addition to his or her regular compensation.

West Suburban is a bank holding company registered under the Bank Holding Company Act of 1956. West Suburban's subsidiary, West Suburban Bank, Lombard, Illinois, is an Illinois state-chartered bank and may be referred in this Proxy Statement as the "Bank." West Suburban and the Bank may be referred to collectively as the "Company."

During May 1998, West Suburban combined and reclassified its previously issued and outstanding classes of A and B common stock into a single class of voting common stock, no par value ("Common Stock"), and reduced the number of votes per share from five (5) votes to one (1) vote per share. West Suburban also increased the number of authorized shares of Common Stock from two (2) million shares to fifteen (15) million shares.

As of March 15, 1999, there were 432,495 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on matters submitted to the shareholders and West Suburban's Articles of Incorporation (as amended, the "Articles of Incorporation") do not provide for cumulative voting.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing written notice of such revocation with the Secretary of West Suburban, submitting a duly executed proxy bearing a later date, or appearing at the Annual Meeting and giving the Secretary of West Suburban notice of his or her intention to vote in person.

A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions are considered present at the Annual Meeting and counted in determining whether a quorum is present. Shares represented by broker non-votes are not considered present at the Annual Meeting and are not counted in determining whether a quorum is present. In the election of directors and all other matters voted upon, if a quorum is present, the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting shall constitute shareholder approval. With respect to all matters, abstentions and broker non-votes will be counted as "no" votes in determining the number of shares voted for or against any proposal.

An Annual Report for the year ending December 31, 1998, containing financial and other information pertaining to the Company, is included herewith. The consolidated financial statements of the Company, which are contained in the Annual Report, are incorporated herein by reference. The mailing address of the Company's principal executive offices is 711 South Meyers Road, Lombard, Illinois 60148.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting on May 12, 1999, five directors are to be elected to serve on the Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified. It is the intention of the persons named as proxies on the enclosed form of proxy to vote such proxy, unless indicated otherwise by the shareholder giving the proxy, in favor of the election of the nominees named below.

If for any reason any of the nominees shall become unavailable for election, the proxy will be voted for nominees selected by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee would not be available for election. The vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required to elect the nominees named below to the Board of Directors. The Board of Directors nominates individuals to serve on the Board of Directors. Additionally, the Board of Directors may consider nominations submitted in writing by shareholders.

THE NOMINEES

Information concerning the nominees for election to the Board of Directors, as of March 15, 1999, is set forth below:

                                                 Positions Held with                    Director    Years with
         Name              Age                      West Suburban                        Since     West Suburban
         ----              ---     --------------------------------------------------   --------   -------------
Kevin J. Acker             49      Chairman of the Board, Vice President and Director     1986         13
David S. Bell              46      Director                                               1995          4
Duane G. Debs              42      President, Chief Financial Officer and Director        1997         12
Charles P. Howard          46      Director                                               1994          5
Peggy P. LoCicero          43      Director                                               1994          5


The business experience of each of the above-mentioned nominees for the past five or more years, and certain other biographical information, is set forth below:

KEVIN J. ACKER. Mr. Acker became Chairman of the Board during 1993 and has been a Vice President and director of West Suburban since it was incorporated in 1986. Mr. Acker has served as Senior Vice President of the Bank since May 1997. He received his Master in Business Administration from Indiana University in 1973. Kevin J. Acker is the son of Ralph Acker and the brother of Keith W. Acker, Chief Operations Officer and Vice President of West Suburban and President of the Bank.

DAVID S. BELL. Mr. Bell served as director of the Bank from 1990 to May 1997. From 1974 to present, he has maintained a Certified Public Accounting practice. Mr. Bell is a partner in Lexington Square Senior and Health Care Centers. He received a Bachelor of Science and a Master in Business Administration degree from Northern Illinois University in DeKalb, Illinois, a Master of Science degree from DePaul University in Chicago, Illinois and his certified public accountant's certificate from the State of Illinois. Mr. Bell is the son of James Bell, a director emeritus of the Bank.

DUANE G. DEBS. Mr. Debs is the President and Chief Financial Officer of West Suburban. Mr. Debs served as Vice President of the Bank from 1987 to May 1997, and has served as Senior Vice President of the Bank since May 1997. Mr. Debs has also served as Comptroller of the Bank since 1987. He received a Bachelor of Science degree from Illinois State University in Bloomington/Normal, Illinois and his certified public accountant's certificate from the State of Illinois in 1980.

CHARLES P. HOWARD. Mr. Howard served as Team Services Director of Inner City Impact since May 1995. From 1993 to May 1995 he served as Vice President of Howard Concrete Company, Inc. He received a Bachelor of Arts degree from Trinity College in 1990 and a Master of Arts degree from Wheaton College.

PEGGY P. LOCICERO. Ms. LoCicero served as Cashier of the Bank from 1985 to 1987 and served as director of the Bank from 1987 to May 1997. She received a Bachelor of Arts degree from Elmhurst College in 1977.

The Board of Directors held five meetings during 1998. The average attendance at the aggregate number of meetings of the Board of Directors was 100% in 1998 and no director attended fewer than 100% of the aggregate number of meetings of the Board of Directors.

In 1998, each director of West Suburban received a monthly Board retainer of $1,000. In addition, during 1998, Mr. Bell received an additional $2,250, Mr. Howard an additional $250 and Ms. LoCicero an additional $1,250 for serving on the various committees of the Bank.

                       -----------------------------

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR
                     SHARES FOR THE ELECTION OF THE NOMINEES

                       -----------------------------





PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has engaged Crowe, Chizek and Company LLP to audit the financial statements of the Company for the year ended December 31, 1999, subject to the ratification of the engagement by West Suburban's shareholders. A representative of Crowe, Chizek and Company LLP is not expected to attend the Annual Meeting. If the appointment of the new auditors is not ratified, the matter of the appointment of the auditors will be considered by the Board of Directors.

                       -----------------------------

           THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES
     FOR THE RATIFICATION OF THE ENGAGEMENT OF CROWE, CHIZEK AND COMPANY LLP

                       -----------------------------

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 15, 1999, to the knowledge of the Board of Directors, the following persons were beneficial owners of more than five percent (5%) of the Common Stock.


           Name and Address of                        Shares of Common Stock
            Beneficial Owner                          Beneficially Owned (1)                 Percentage Owned
------------------------------------------       ---------------------------------     -----------------------------
            Keith W. Acker(2)                                25,137                               5.81%
     c/o West Suburban Bancorp, Inc.
          711 South Meyers Road
            Lombard, IL 60148

            Craig R. Acker(2)                                22,210                               5.14%
     c/o West Suburban Bancorp, Inc.
          711 South Meyers Road
            Lombard, IL 60148

--------------------------------------

(1) The information contained in this column is based upon information furnished to West Suburban by the individuals named above. Includes shares held directly or held by certain members of the named individuals' families over which shares the named individuals may be deemed to have shared voting and investment power and stock beneficially owned through the West Suburban Bank Employee Stock Ownership Plan and Trust ("ESOP"). Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2) A member of the Acker family. The Acker family consists of Ralph L. and Arlis Acker, Keith W. Acker, Kevin J. Acker, Craig R. Acker and Alana S. Acker and their related interests, and owns, in aggregate, 87,129 shares of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 15, 1999, with respect to the shares of Common Stock beneficially owned by: (i) each executive officer of the Company; (ii) each nominee for election as a director of the Company;
(iii) all executive officers and directors of West Suburban as a group; and (iv) all directors and executive officers of the Company as a group.


            Name and Positions With Company                    Shares of Common Stock
              (unless otherwise specified)                     Beneficially Owned (1)           Percentage Owned
---------------------------------------------------------  --------------------------------   ----------------------
                     Kevin J. Acker                                   20,922                         4.84%
 Chairman of the Board, Vice President and Director of
 West Suburban and Senior Vice President, Marketing of
                        the Bank

                     David S. Bell                                       752                         0.17%
               Director of West Suburban

                     Duane G. Debs                                       744                         0.17%
President, Chief Financial Officer and Director of West
 Suburban and Senior Vice President and Comptroller of
                        the Bank

                   Charles P. Howard                                  11,213                         2.59%
               Director of West Suburban

                   Peggy P. LoCicero                                   6,833                         1.58%
               Director of West Suburban

                     Keith W. Acker                                   25,137                         5.81%
Chief Operations Officer of West Suburban and President
                and Director of the Bank

                  Michael P. Brosnahan                                 1,156                         0.27%
    Vice President of West Suburban and Senior Vice
              President, Loans of the Bank

 All directors and executive officers of West Suburban                66,757                        15.44%
                 as a group (7 persons)

 All directors and executive officers of the Company as              140,267                        32.43%
                  a group (30 persons)
--------------------------------------

(1) Includes stock beneficially owned through the ESOP. The information contained in this column is based upon information furnished to West Suburban by the individuals named above and the members of the designated group and includes shares held directly and in a fiduciary capacity, and held by certain members of the named individuals' families over which shares of the named individuals may be deemed to have shared voting and investment power. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which West Suburban's shares of Common Stock are traded. Such persons are also required to furnish West Suburban with copies of all Section 16(a) forms they file. Based solely on West Suburban's review of the copies of such forms furnished to West Suburban and, if appropriate, representations made to West Suburban by any such reporting person concerning whether a Form 5 was required to be filed for the 1998 fiscal year, West Suburban is not aware that any of its directors and executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during the period commencing January 1, 1998 through December 31, 1998.

                             EXECUTIVE COMPENSATION

Presented below is a Summary Compensation Table that sets forth the remuneration of the Company's Chief Executive Officer and the four executive officers of the Company whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE

               Name and                                 Annual Compensation
              Principal                       ----------------------------------------         All Other
               Position                         Year         Salary(1)        Bonus         Compensation(2)
---------------------------------------       ---------     ------------    ----------      ----------------
Kevin J. Acker                                  1998         $249,621                           $24,000
Chairman of the Board, Vice President           1997         $242,679        $25,000            $24,000
and Director of West Suburban and               1996         $232,416        $25,000            $27,677
Senior Vice President, Marketing of
the Bank

Keith W. Acker                                  1998         $249,650        $25,000            $24,000
Chief Operations Officer of West                1997         $242,680        $25,000            $24,000
Suburban and President and Director             1996         $232,316        $25,000            $27,677
of the Bank

Michael P. Brosnahan                            1998         $217,069        $15,000            $24,000
Vice President of West Suburban and             1997         $208,425        $15,000            $24,000
Senior Vice President, Loans of the             1996         $164,204        $15,000            $27,677
Bank

Duane G. Debs                                   1998         $192,755        $25,000            $24,000
President, Chief Financial Officer              1997         $187,654        $25,000            $24,000
and Director of West Suburban and               1996         $118,064        $25,000            $17,710
Senior Vice President and Comptroller
of the Bank

Raymond P. Rynne                                1998         $134,224                           $20,134
Senior Vice President, Business                 1997          $10,500
Services of the Bank                            1996          $10,500
--------------------------------------

(1) Includes amounts deferred pursuant to certain Deferred Compensation Agreements (as defined below) between the Bank and the named executive officers.

(2) Represents contributions by the Bank to the ESOP.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WEST SUBURBAN SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING REPORT UNLESS THE REPORT IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

As members of the Board of Directors, it is our duty to review compensation levels of members of management, to evaluate the performance of management and to consider management succession and other related matters. In addition, we administer West Suburban's various incentive plans, including the ESOP. The Board of Directors reviews in detail all aspects of compensation of its executive officers.

West Suburban has an Executive Compensation Committee comprised of the following individuals: Mr. David Bell, director of West Suburban; Ms. Peggy LoCicero, director of West Suburban; Mr. Charles P. Howard, director of West Suburban; Mr. Walter Myers, director of the Bank; and Mr. John Williams, director of the Bank.

West Suburban has entered into employment and deferred compensation agreements with its executive officers. The agreements establish compensation packages that consist principally of a base salary amount, a deferred amount and a benefit under the ESOP, as well as a discretionary bonus that has generally been awarded depending upon the performance of the Company. During 1998, the Board of Directors determined that a return on assets of 1.26%, total net income of $16.1 million, net income per share of $37.41 and growth in assets of 1.2% were sufficient to award bonus amounts of $25,000 to Messrs. Keith Acker and Duane Debs and $15,000 to Mr. Michael Brosnahan. The employment agreements also provide for certain payments upon an involuntary termination of the executive officer's employment or upon a termination following a change in control of West Suburban. Participation in the ESOP is not only intended to provide a retirement benefit to the executive officers, but is intended to represent a form of incentive compensation that is directly contingent upon performance of the Company. Increases in compensation of the executive officers during 1998 were generally consistent with the increases that were granted to non-executive officer employees of the Company and were intended to allow the Company to remain competitive within its market area. West Suburban did not employ a separate methodology to review the compensation of its chief executive.

As in prior years, the Executive Compensation Committee retained Deloitte & Touche LLP to provide comparative information so as to enable West Suburban to evaluate the manner in which the compensation levels of its executive officers compare to peer organizations. Deloitte & Touche LLP concluded that the total direct compensation for the executive officers, as a group, of West Suburban was not in excess of the compensation levels of peer organizations within the Company's market area. Based upon the information compiled by Deloitte & Touche LLP as well as other relevant information, the Executive Compensation Committee made recommendations as to the compensation of West Suburban's executive officers for the year 1999. After considering the information prepared by, and the recommendations of, the Executive Compensation Committee, the Board of Directors affirmed and ratified their actions and conclusions.

The Board of Directors does not believe that the limitations on the deductibility of executive compensation imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended, will affect the deductibility of compensation expected to be paid during 1999 to West Suburban's executives. However, the Board of Directors will continue to evaluate the impact which
Section 162(m) may have on the Company and take such actions as it deems appropriate.

                                        Submitted by the Board of the Directors

                                                                 Kevin J. Acker
                                                                  David S. Bell
                                                                  Duane G. Debs
                                                              Charles P. Howard
                                                              Peggy P. LoCicero

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WEST SUBURBAN SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING REPORT UNLESS THE REPORT IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

The Securities and Exchange Commission requires that West Suburban include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the Standard & Poor's 500 Stock Index ("S&P 500") and either a nationally recognized industry standard or an index of peer companies selected by West Suburban. The Board of Directors has selected a peer group consisting of the following seven regional multi-bank holding companies located in the midwest: AMCORE Financial, Inc., First Busey Corporation, First Oak Brook Bancshares, Inc., Grand Premier Financial Inc., Merchants Bancorp, Inc., Old Second Bancorp, Inc. and Pinnacle Banc Group, Inc. In prior years, the index of peer companies has included Heritage Financial Services. Heritage is not included in the index presented below because it was acquired during 1998. These companies were selected based on their similarity in size, loan portfolio and business areas to West Suburban.


                                    [CHART]

The following table sets forth the dollar amounts of the annual
Total Returns (as defined below) for the Company, the peer group and the Standard & Poor's 500 Stock Index which are plotted on the above line graph. "Total Return" shall mean the sum of dividends received, assuming dividend reinvestment, and the increase (or decrease) in the share price at the end of the period compared to the beginning of the period, divided by the share price at the beginning of the period.


                            Total Return Based on Initial Investment of $100
                     --------------------------------------------------------------

                       1993      1994       1995       1996       1997       1998
                       ----      ----       ----       ----       ----       ----
The Company          $100.00    $103.71    $113.63    $133.35    $151.35    $212.15

Peer Group           $100.00    $100.94    $116.38    $139.53    $209.17    $206.73

S&P 500              $100.00    $101.32    $139.40    $171.41    $228.59    $293.92


The Total Returns of the companies included in the above peer group have been assigned various weights based on their relative market capitalizations. The weights assigned to each company included in the above peer group are as follows:

                                   Annual Market Capitalization Weights (%)
                                  -----------------------------------------
                                  1994     1995     1996     1997     1998
                                  -----    -----    -----    -----    -----
AMCORE Financial, Inc.             40.7%    42.8%    38.2%    39.7%    37.9%
First Busey Corporation             5.6%     6.0%    13.6%    11.0%    10.6%
First Oak Brook Bancshares, Inc.    4.3%     5.1%     4.9%     3.6%     5.0%
Grand Premier Financial Inc.        0.0%     0.0%     0.0%    16.7%    15.9%
Merchants Bancorp, Inc.             9.3%     9.0%     9.7%     6.7%     8.2%
Old Second Bancorp, Inc.           14.2%    15.3%    14.1%    10.4%    10.2%
Pinnacle Banc Group, Inc.          25.9%    21.8%    19.5%    11.9%    12.2%
                                  ------   ------   ------   ------   ------
                                  100.0%   100.0%   100.0%   100.0%   100.0%
                                  ------   ------   ------   ------   ------
                                  ------   ------   ------   ------   ------


EMPLOYMENT AGREEMENTS

West Suburban has Employment Agreements (the "Employment Agreements") with certain executive officers of the Company, including each of the individuals named in the Summary Compensation Table (the "Covered Executives") except for Raymond Rynne. The purpose of the Employment Agreements is to ensure the continued employment of the executive officers with the Company. Generally, the Employment Agreements of the Covered Executives are identical except for differences in the cash compensation and incentive payments of the Covered Executives.

The Employment Agreements provide for a current annual base salary during 1998 equal to $224,414 for Kevin Acker and Keith Acker; $190,550 for Michael Brosnahan and $165,830 for Duane Debs and eligibility for Company sponsored employee benefits. The Covered Executives, except for Mr. Brosnahan receiving a $15,000 bonus for 1998 and Mr. Kevin Acker and Mr. Rynne not receiving a bonus for 1998, also received a cash bonus in the amount of $25,000 based on certain factors that included the performance of the Company. The Employment Agreements' current term ends December 31, 2001, and each extends annually for an additional one-year period unless the

Company or a Covered Executive provides a notice of non-renewal at least 60 days prior to the anniversary thereof. Each Employment Agreement will terminate upon the Covered Executive's death or disability. The Company is obligated to pay or provide to the Covered Executive salary and benefits until the expiration of the then current term of the Employment Agreement upon involuntary termination of employment, non extension of the agreement or constructive termination by the Company, other than termination for "cause," which is defined to include, without limitation, a material violation by the Covered Executive of any applicable material law or regulation with respect to the Company's business, the conviction of the Covered Executive of a felony or the willful or negligent failure of the Covered Executive to perform his duties under the Employment Agreement. Under certain circumstances, upon voluntary termination of employment by the Covered Executive, he shall be entitled to a payment equal to, in the case of Messrs. Debs and Brosnahan, nine times his then current monthly base salary and deferred compensation, and, in the case of Messrs. Keith and Kevin Acker, one and one-half times his then current annual base salary and his annual base deferred compensation. In all instances, the Covered Executive is subject to confidentiality requirements following any such termination.

In the event of a change in control of West Suburban, as defined under the Employment Agreements, and the involuntary or voluntary termination of employment of the Covered Executive, either West Suburban or its successor, is obligated to make a lump sum payment equal to three times the Covered Executive's then current annual base salary and the average of most recent three years' annual bonus. The Covered Executive is also entitled to participate in life and disability benefits for three years and medical benefits until the earlier of medicare eligibility date or the date the executive elects to become covered under another employer sponsored medical benefit plan or program. Such payment and benefits are limited to the maximum golden parachute amount allowable under the Internal Revenue Code of 1986, as amended.

DEFERRED COMPENSATION AGREEMENTS

The Company has Deferred Compensation and Split-Dollar Insurance Agreements (the "Deferred Compensation Agreements") with certain executive officers of the Company, including each of the individuals named in the Summary Compensation Table, except for Mr. Rynne. The purpose of the Deferred Compensation Agreements is to ensure the continued employment of the executive officers with the Company and to assist the executives in establishing a program to provide supplemental retirement benefits, disability and pre-retirement death benefits. The amount of the benefits deferred by the Company's Chief Executive Officer and the four most highly compensated executives is included in the Summary Compensation Table under the Salary column.

              TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

Some of the directors and officers of West Suburban, and some of the corporations and firms with which these individuals are associated, are customers of the Bank in the ordinary course of business, and/or are indebted to the Bank for loans in the amount of $60,000 or more, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans, however, were made in the ordinary course of business, did not involve more than the normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable loans made by the Bank in transactions with unaffiliated persons, although directors and officers were regularly allowed the lowest interest rate given to others on personal loans.

                            PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Secretary of West Suburban, 711 South Meyers Road, Lombard, Illinois 60148, no later than December 1, 1999 in order for such proposal to be included in West Suburban's 2000 Proxy Statement.

                           FAILURE TO INDICATE CHOICE

IF ANY SHAREHOLDER FAILS TO INDICATE A CHOICE IN PROPOSAL (1) ON THE PROXY, THE SHARES OF SUCH SHAREHOLDER SHALL BE VOTED (FOR) EACH OF THE NOMINEES. IF ANY SHAREHOLDER FAILS TO INDICATE A CHOICE IN PROPOSAL (2) ON THE PROXY, THE SHARES OF SUCH SHAREHOLDER SHALL BE VOTED (FOR) SUCH PROPOSAL.

                                    FORM 10-K

The Company will furnish without charge a copy of its report on Form 10-K for the fiscal year ended December 31, 1998, including the financial statements and the schedules and exhibits thereto, upon written request of any shareholder of West Suburban. Requests for such materials should be directed to Mr. Duane G. Debs, President, West Suburban Bancorp, Inc., 711 South Meyers Road, Lombard, Illinois 60148.

OTHER BUSINESS

It is not anticipated that any matters will be presented to the shareholders other than those mentioned in this Proxy Statement. However, if other matters are brought before the meeting, it is intended that the persons named in the proxies will vote those proxies, insofar as the same are not limited to the contrary, in their discretion.

                                          By Order of the Board of Directors,

April 16, 1999
Lombard, Illinois                         /s/ Kevin J. Acker
                                          ------------------------------------
                                          Kevin J. Acker
                                          Chairman of the Board

                         ALL SHAREHOLDERS ARE REQUESTED
                     TO SIGN AND MAIL THEIR PROXIES PROMPTLY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                           WEST SUBURBAN BANCORP, INC.

                           TO BE HELD ON MAY 12, 1999

The undersigned hereby appoints Keith W. Acker and George E. Ranstead and each or either of them with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of West Suburban Bancorp, Inc. to be held at 711 South Meyers Road, Lombard, Illinois on the 12th day of May, 1999 at 8:00 A.M. local time, or at any adjournment or postponement thereof, upon the matters set forth in the Notice of the Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged:

1.  ELECTION OF DIRECTORS.
                      FOR      AGAINST    ABSTAIN

    Kevin J. Acker    / /        / /       / /
    David S. Bell     / /        / /       / /
    Duane G. Debs     / /        / /       / /
    Charles P. Howard / /        / /       / /
    Peggy P. LoCicero / /        / /       / /

2. RATIFICATION OF CROWE, CHIZEK AND COMPANY LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                     FOR      AGAINST    ABSTAIN
                     / /        / /        / /

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

-------------------------------------------------------------------------------
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED UNDER PROPOSAL 1 AND "FOR" PROPOSAL 2.
-------------------------------------------------------------------------------

NOTE: Please date proxy and SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON WEST SUBURBAN'S RECORDS. ALL JOINT OWNERS OF SHARES MUST SIGN IN ORDER FOR THE PROXY TO BE VALID. State full title when signing as executor, administrator, trustee, guardian, etc. Please return proxy in the enclosed envelope.

Dated:______________________, 1999

Please Sign Here:_________________________________________________

Print Name:_______________________________________________________